UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 7, 2013

Idera Pharmaceuticals, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-31918	04-3072298
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

167 Sidney Street Cambridge, Massachusetts	02139
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 679-5500

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

Idera Pharmaceuticals, Inc. (the “Company”) announced today that, having completed an underwritten public offering of its common stock and warrants in which it raised $16.5 million in gross proceeds before deducting underwriting discounts and commissions and other estimated offering expenses, the Company believes that it now has stockholders’ equity in excess of the minimum $2.5 million stockholders’ equity threshold required for continued listing on The NASDAQ Capital Market.

As previously disclosed, on February 5, 2013, the Company received a determination from the NASDAQ Listing Qualifications Hearings Panel (the “Panel”) indicating that the Panel had granted the Company’s request to transfer its listing from The NASDAQ Global Market to The NASDAQ Capital Market and to continue the listing of its common stock provided that the Company satisfy the minimum $2.5 million stockholders’ equity requirement on or before March 31, 2013 and have otherwise met the continued listing requirements of The NASDAQ Capital Market. On March 5, 2013, the Panel extended the date by which the Company was required to satisfy that requirement to May 22, 2013. The Company is also required to provide the Panel with additional information regarding its projected burn-rate and stockholders’ equity through May 31, 2014.

The Company believes that it now satisfies all requirements for continued listing on The NASDAQ Capital Market as required by the Panel. However, the Company must await the Panel’s formal determination regarding the continued listing of its common stock on The NASDAQ Capital Market. The Company expects to receive the Panel’s final determination within the next several days.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Idera Pharmaceuticals, Inc.

Date: May 7, 2013	By:	/s/ Louis J. Arcudi, III
Louis J. Arcudi, III
Chief Financial Officer, Treasurer and Secretary